Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283571
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 3, 2026
TO THE PROSPECTUS DATED APRIL 17, 2026

This supplement No. 6 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•an update to the Suitability Standards to the prospectus;
•an update to the Subscription Agreements to the prospectus; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from July 1, 2026 through July 31, 2026, we redeemed 1,801,284 shares for a total of approximately $20,292,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from July 1, 2026 through September 30, 2026 are limited to approximately $115,493,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Updates to the Suitability Standards
The following disclosure has been removed from page iv of the suitability standards regarding Pennsylvania investors:

Pennsylvania Investors: In addition to the general suitability standards, a Pennsylvania investor may not invest more than 10% of such investor’s net worth in us. “Net worth” for this purpose is exclusive of home, furnishings and automobiles.

Updates to the Subscription Agreements
The following disclosure has been removed from pages A-10 and B-3 of the subscription agreement regarding Pennsylvania investors:

Pennsylvania residents only: In addition to the general suitability standards, if I (we) reside in Pennsylvania, I (we) may not invest more than 10% of my (our) investor’s net worth in the Company. “Net worth” for this purpose is exclusive of home, furnishings and automobiles.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2026, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I
July 1, 2026	$11.26	$11.28	$11.29	$11.27
July 2, 2026	$11.26	$11.28	$11.29	$11.27
July 6, 2026	$11.26	$11.28	$11.29	$11.27
July 7, 2026	$11.26	$11.28	$11.29	$11.27
July 8, 2026	$11.26	$11.28	$11.29	$11.27
July 9, 2026	$11.26	$11.28	$11.30	$11.27
July 10, 2026	$11.26	$11.28	$11.30	$11.28
July 13, 2026	$11.26	$11.28	$11.30	$11.28
July 14, 2026	$11.26	$11.28	$11.30	$11.28
July 15, 2026	$11.26	$11.28	$11.30	$11.28
July 16, 2026	$11.26	$11.28	$11.30	$11.28
July 17, 2026	$11.26	$11.28	$11.30	$11.28
July 20, 2026	$11.27	$11.29	$11.31	$11.29
July 21, 2026	$11.27	$11.29	$11.31	$11.29
July 22, 2026	$11.27	$11.29	$11.31	$11.29
July 23, 2026	$11.27	$11.29	$11.31	$11.29
July 24, 2026 (1)	$11.23	$11.24	$11.26	$11.23
July 27, 2026	$11.23	$11.25	$11.27	$11.24
July 28, 2026	$11.24	$11.26	$11.28	$11.25
July 29, 2026	$11.25	$11.26	$11.28	$11.26
July 30, 2026	$11.25	$11.27	$11.28	$11.26
July 31, 2026	$11.26	$11.27	$11.29	$11.27
(1) On, July 1, 2026, our board of directors approved a gross dividend for July 2026 of $0.0525 per share to stockholders of record as of July 23, 2026. The decrease in share price on July 24, 2026 reflects the accrual of this cash distribution.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class is posted on our public share website, www.JLLIPT.com. The NAV per share for all share classes is available on our toll-free, automated telephone line, (855) 652-0277.